EXHIBIT 21

Jurisdiction of
Name of Subsidiary	Incorporation
ADP AdvancedMD, Inc.	Delaware
ADP Atlantic, Inc.	Delaware
ADP Belgium CVA	Belgium
ADP Benefits Services KY, Inc.	Kentucky
ADP Brasil Ltda	Brazil
ADP Broker-Dealer, Inc.	New Jersey
ADP Business Services (Shanghai) Co., Ltd.	China
ADP Canada Co.	Canada
ADP Dealer Services Denmark ApS	Denmark
ADP Dealer Services Deutschland GmbH	Germany
ADP Dealer Services Espana SL	Spain
ADP Dealer Services, Inc.	Delaware
ADP Dealer Services Italia s.r.l.	Italy
ADP Dealer Services UK Limited	United Kingdom
ADP Employer Services GmbH	Germany
ADP Europe S.A.	France
ADP France SAS	France
ADP GlobalView B.V.	Netherlands
ADP GSI France SAS	France
ADP GSI Italia SpA	Italy
ADP Holding B.V.	Netherlands
ADP, Inc.	Delaware
ADP Indemnity, Inc.	Vermont
ADP Nederland B.V.	Netherlands
ADP Network Services Limited	United Kingdom
ADP Private Limited	India
ADP of Roseland, Inc.	Delaware
ADP Outsourcing Italia s.r.l	Italy
ADP Pacific, Inc.	Delaware
ADP Payroll Services, Inc.	Delaware
ADP Screening and Selection Services, Inc.	Colorado
ADP Tax Services, Inc.	Delaware
ADP Technology Services, Inc.	Delaware
ADP TotalSource Group, Inc.	Florida
ADP Vehicle Information Technology (Shanghai) Co., Ltd	China
Automatic Data Processing Insurance Agency, Inc.	New Jersey
Automatic Data Processing Limited	Australia
Automatic Data Processing Limited (UK)	United Kingdom
Business Management Software Limited	United Kingdom
Digital Motorworks, Inc.	Texas
Employease, Inc.	Delaware
VirtualEdge, Inc.	Delaware
In accordance with Item 601(b)(21) of Regulation S-K, the Company has omitted the names of particular subsidiaries because the unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not have constituted a significant subsidiary as of June 30, 2013.